THIS EMPLOYMENT AGREEMENT (the "**Agreement**")
is made and entered into on

January 31, 2008
(the "**Effective Date**")

by and between
Peter Cheng
(the "**Employee**")

and

Shing Mei Enterprise Ltd. (the "**Company**")

BACKGROUND

WHEREAS the Employee and the Company desire to enter into this Agreement for the purposes of retaining the services of the Employee, and wish to provide the Employee with an inducement to remain with the Company;

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

DEFINITIONS

"Affiliate" shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with, the first-mentioned Person.

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean (i) the Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) the Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) the Employee commits a material breach of this Agreement, which breach is not cured within 10 days after written notice of such breach to the Employee from the Company; (iv) the Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within 10 days after written notice is given to the Employee by the Company; or (v) the Employee engages in malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

"Company" shall be as defined in the Preamble.

"Control" (including the terms "Controlled by" and "under common Control with") shall mean the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

"Effective Date" shall be as defined in the Preamble.

"Employee" shall be as defined in the Preamble.

"Employment Term" shall be as defined in Section 1.1.

"Person" shall mean an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group.

"Subsidiary" shall mean, with respect to any Person, any entity in which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person.

ARTICLE 1. EMPLOYMENT AND TERM

The Company employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term (as defined below) to serve as General Manager of the Company, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to the Employee by the Board of the Company. The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with relevant industry standards and any additional duties now or hereafter assigned to the Employee by the Board. The Employee shall abide by the Company's rules, policies, regulations and practices as they may from time to time be adopted or modified.

1.1 Employment Term. The Employment Term of this Agreement shall commence on the Effective Date and shall continue for a term of one (1) years unless otherwise terminated pursuant to this Agreement..

1.2 Full Working Time. During the Employment Term, the Employee shall devote all of the Employee's attention, experience and efforts to the proper performance of the Employee's duties hereunder and to the business and affairs of the Company.

ARTICLE 2. COMPENSATION PACKAGE AND BENEFITS IN KINDS

2.1 Compensation Package. During the Employment Term, the Employee should be paid the annual compensation set forth on Exhibit A, or such greater compensation as may from time to time be approved by the Board.

2.2 Benefits in Kinds. During the Employment Term, the Employee will be paid the benefits and benefits in kind set forth on Exhibit A.

2.3 Vacation. The Employee shall be entitled to the amount of vacation in each calendar year of the Employment Term as is set forth in Exhibit A, which must be taken in accordance with the Company's vacation policy then in effect.

2.4 Expenses. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of his/her services hereunder.

ARTICLE 3. TERMINATION

3.1 General.

3.1.1 Both of the Company and the Employee agree and acknowledge the unique services provided by the Employee and the necessity of specific performance, to the maximum extent permitted by the applicable laws and regulations of the State of New York.

3.1.2 Company Right to Terminate. The Company shall have the right to terminate the employment of the Employee at any time for Cause. The Company may also terminate the employment of the Employee under other circumstances as described in applicable laws and regulations upon at least 30 days' prior written notice to the Employee. The relative rights and obligations of the parties in the event of any such termination by the Company shall be determined under this Agreement consistent with applicable laws and regulations of the State of New York.

3.2 Termination Under Certain Circumstances.

3.2.1 Termination Without Severance Benefits. In the event that the Employee's employment with the Company is terminated prior to the expiration of the Employment Term by reason of the Employee's discharge by the Company for Cause or negligence, as determined by a majority of the Board, this Agreement shall terminate, including, without limitation, the Company's obligations to provide any compensation or benefits to the Employee under Article 2 of this Agreement or otherwise, to the maximum extent permitted by the applicable laws and regulations of the State of New York.

3.2.2 Termination With Severance Benefits. The Company will be obligated to provide the Severance Benefits as defined in Article 4, if the Company terminates the Employee's employment without Cause, subject to the Employee's compliance with Articles 6, 7, 8 and 9.

ARTICLE 4. SEVERANCE BENIFITS

For all purposes of this Agreement, the Employee's "Severance Benefits" shall mean and include, subject to the provisions of Article 7: (a) the Employee's earned but unpaid compensation

(including, without limitation, salary, bonus, and all other items which constitute wages under applicable law) as of the date of the termination of the Employee's employment. This payment shall be made at the time and in the manner prescribed by laws and regulations applicable to the payment of wages; and (b) the benefits, if any, due to the Employee (and the Employee's estate, surviving dependents or his/her designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the employees of the Company and in which the Employee participated as an the Employee. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

ARTICLE 5. WORK CONDITIONS; WORK DISCIPLINE

5.1 Work Conditions and Labor Protection. The Company shall provide the Employee with occupational safety and health conditions in accordance with the applicable labor laws and regulations. The Employee shall strictly comply with all occupational safety and health protection measures as may from time to time be formulated or adopted by the Company.

5.2 Work Discipline. The Employee shall strictly comply with the directives and guidelines as may from time to time be formulated or adopted by the Company. The Company may from time to time review if the Employee has duly complied with such directives and guidelines and may take disciplinary action against the Employee for any non-compliance as the Company may deem appropriate. The Company shall be entitled to require the Employee to participate in in-house or on-the-spot training.

ARTICLE 6. NON-COMPETITION AND NON-SOLICITATION; PROPRIETARY INFORMATION

The Employee shall enter into a Key Employee Invention Assignment, Confidentiality and Non-Competition Agreement substantially in the form attached hereto as Exhibit B and shall act in accordance with the terms of such agreements. The Employee agrees that the provisions of this Article 6, and Exhibit B are necessary to protect the interests of the Company and its Subsidiaries or Affiliates and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of this Article 6 or any part thereof are unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 7. REMEDIES

If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Article 6 or Key Employee Invention Assignment, Confidentiality and Non-Competition Agreement, the Company shall have the following rights and remedies: forfeiture of stock options, forfeiture of any severance or other termination benefits and damages associated with the breach, each of which rights and remedies shall be independent of the others, and shall be severally

enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under laws and regulations to the Company, including the right and remedy to have the provisions of Article 6 or Key Employee Invention Assignment, Confidentiality and Non-Competition Agreement enforced by any court in the State of New York, it being acknowledged and agreed that any breach or threatened breach of Article 6 or Key Employee Invention Assignment, Confidentiality Non-Competition Agreement hereof by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

ARTICLE 8. GOVERNING LAW; VENUE; SERVICE OF PROCESS.

The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within that state except to the extent that federal law applies. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in New York County, New York or federal district courts located in the Southern District of New York, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 9.1 hereto.

ARTICLE 9. GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

If to the Employee:

If to the Company:

9.2 Entire Agreement. This Agreement, including the provisions of Exhibit A and the agreement on Exhibit B, shall constitute the entire agreement between the Employee and the Company with respect to the Company's employment of the Employee and supersedes any and all prior agreements and understandings.

9.3 Amendments and Waivers. Any term of this Agreement may be amended and the observance

of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

9.4 Successors and Assigns. The personal services of the Employee are the subject of this Agreement and no part of the Employee's or the Company's rights or obligations hereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company.

9.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added a mutually acceptable legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.6 Survival. The rights and obligations of the Company and the Employee pursuant to Articles 3, 4, 6, 7 and 8 shall survive the termination of the Employee's employment with the Company and the expiration of the Employment Term.

9.7 Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Employee

Signature: Peter Chang

Name: Peter Chang

Title: General Manger

The Company: Shing Mei Enterprise Ltd.

Signature: Yu ping Shen

Authorized Representative: Shen Yu-ping

Title: President

Exhibit A

Compensation

Annual compensation of Peter Chang as General Manager of the Company is as below:

A. Annual salary is TWD3,600,000 paid per month.

Exhibit B

Key Employee Invention Assignment, Confidentiality and Non-Competition Agreement

In consideration of my employment with Shing Mei Enterprise Ltd. (the "**Company**"), a company established under the laws of Independent State of Samoa (the "**Employment Agreement**"), I hereby represent to, and agree with, the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this the Employee Invention Assignment and Confidentiality Agreement (this "**Agreement**") as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the "**Inventions**") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or trade marks.

3. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, Subsidiary, Affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the "**Proprietary Information**"). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of any suppliers and customers, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any business of the Company. I agree that Company may from time to time create a list of specific Proprietary Information and I will acknowledge any such lists in writing upon request.

4. Confidentiality. At all time from the date hereof, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information

without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are "works for hire" under the laws of the State of New York and that the Company will be considered to be the author and owner of such copyrightable works. I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to the Company. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company's business or current or anticipated research and development (collectively, "**Company Inventions**"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6. Assignment of Other Rights. In addition to the foregoing assignment of the Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work in the Company. "**Moral Rights**" means any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

7. Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company, upon the Company's request, in every proper way to obtain for the Company and enforce the Company's rights in respect of patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries.. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, trademarks, trade secrets, and other legal protections. My obligations under this paragraph will survive the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company's request on such assistance. I hereby waive any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned by me hereunder to the Company.

8. No Breach of Prior Agreement. I represent that my performance of all of the terms of this Agreement and my duties as an employee of the Company will not breach any invention

assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. While I am employed by the Company, I will not, without the Company's express prior written consent, engage, participate, or provide assistance in any manner, in any business that may be in competition with the business of the Company and its Affiliates (**"Competing Business"**).

10. Non-Solicitation; Non-Competition. The Employee will, during his employment with the Company and for a period of 2 years thereafter, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through any of their present or future controlled Persons: (a) employing, engaging or seeking to employ or engage (for itself or its Affiliates) any employee, consultant, supplier or customer of the Company or its Affiliates; (b) causing or attempting to cause directly or indirectly by itself or through its controlled Persons (1) any client, customer or supplier of the Company or its Affiliates to terminate or materially reduce its business with the Company or its Affiliates or (2) any officer, key employee or consultant of the Company or its Affiliates to resign or sever a relationship with the Company or its Affiliates; and (c) in the Territory engaging or participating in, or owning any interest in, or investing in any Person participating or engaged in, or any Person that participates or engages, directly or indirectly, a Competing Business. For the purposes of this Section 10, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%), directly or indirectly, of the voting securities of a second Person shall be deemed to control that second Person. Nothing in this Section 10 shall preclude or restrict the Employee from holding not more than five percent (5%) of the issued share capital of any company in a Competing Business whose shares are listed on a recognized stock exchange. For purposes hereof, Territory shall mean all geographic locations where the Company or its affiliates conducts its business.

The Employee agrees and understands that the Company may adjust his/her job duties, title and responsibility as well as the Company's personnel policies and procedures; provided that the job duties, title and responsibility post-adjustment is not significantly different from those pre-adjustment.

In case any of the provisions of this section are found to be unenforceable, the parties hereby agree that a court of law adjudicating disputes hereunder shall have the right to edit such provisions to cause them to be enforceable.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this

Agreement by me, the Company may suffer irreparable harm and shall therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

12. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added a mutually acceptable legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

14. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure

to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party. Notwithstanding with anything to the contrary in this Agreement, the Company may, as deemed necessary or desirable by the Board of Directors, may designate assignments to the Employee from time to time.

20. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21. Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

22. The Employee acknowledge that, given the nature of the Company's business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the Company and to protect the Company's legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

This Agreement shall be effective as of Effective Date.

The Employee:

Signature: Peter Chang

Name: Peter Chang

Title: General Manager

The Company: Shing Mei Enterprise Ltd.

Signature: Yu-ping Shen

Authorized Representative: Shen Yu-ping

Title: President